EXHIBIT A
SUBADVISORY AGREEMENT
AMONG
NATIONWIDE VARIABLE INSURANCE TRUST,
NATIONWIDE FUND ADVISORS AND
EPOCH INVESTMENT PARTNERS, INC.

Effective May 1, 2007
Amended July 8, 2011*

Funds of the Trust Sub-Advisory Fees

NVIT Multi-Manager 0.45% on Subadviser Assets
   up to $200 million

Small Cap Value Fund  0.40% on Subadviser Assets
   of $200 million and more

*As approved at the June 15, 2011 Board Meeting.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have
executed this Exhibit A on the effective date set forth above.
TRUST
NATIONWIDE VARIABLE INSURANCE TRUST

By:  /s/Michael S. Spangler
Name:  Michael S. Spangler
Title:  President

ADVISER
NATIONWIDE FUND ADVISORS

By:  /s/Michael S. Spangler
Name:  Michael S. Spangler
Title:  President

SUBADVISER
EPOCH INVESTMENT PARTNERS, INC.

By: /s/Timothy T. Taussig
Name: Timothy T. Taussig
Title: President and COO